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                                                                   EXHIBIT 10.19

PERSONAL AND CONFIDENTIAL
VIA OVERNIGHT MAIL

                                November 13, 2002

Ms. Kimberly Bors
728 Westgate Road
Deerfield, Illinois 60015

Dear Kim:

         We are pleased to offer you the position of Vice President - Human Resources for IDEX. The position is situated at the Executive Office in Northbrook, Illinois. In this position you will report directly to Dennis Williams, IDEX Chief Executive Officer, Chairman, and President.

         The following terms apply to this offer:

     - Your annual base salary will be $220,000, payable on a monthly basis at the rate of $18,333 per month. You will be eligible for a review of your salary with consideration for an increase on January 1, 2004. While we hope that you have a long and mutually beneficial relationship with IDEX, your employment will not be for any fixed term or definite period and may be terminated at any time.

     - You will be eligible for participation in our Management Incentive Compensation Plan (MICP), which provides annual incentive earnings opportunity based on group and personal performance. You will be placed in Salary Range 24, which means your target level of extra compensation will be 57% of your annual base pay in effect at the beginning of the plan year. The actual payout under the plan could be more or less than the target level and will depend on the performance of your operations and your performance. Enclosed is a copy of the IDEX MICP plan document.

         For the 2003 MICP plan year, we will guarantee a minimum pay-out of $95,000, provided your employment with IDEX begins on or before January 2, 2003 and you remain employed with IDEX on December 31, 2003. If actual unit and personal performance earn a higher bonus (prorated for the number of months of participation rounded to full months), the higher amount will be

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LETTER TO MS. KIM BORS
November 13, 2002
Page Two

         payable. The 2003 bonus is payable in late January or early February 2004.

         For the 2004 MICP plan year, your bonus will be based on actual unit and personal performance.

     - You will be eligible for the full range of ChoiceComp benefits for IDEX employees at the Executive Office, including defined benefit pension, 401(k) IDEX Savings Plan, medical and dental coverage, short-term and long-term disability coverage, and life insurance. A ChoiceComp folder describing our flexible benefit plan is enclosed. You will be eligible for medical coverage on the first of the month following your employment date.

     - As an IDEX officer, you are eligible to use a company-provided car under the IDEX Car Policy. Currently, you would be eligible for a Buick Park Avenue, Chrysler 300 LX, BMW 325i, Lexus ES 300, or several other specified similar-valued cars. You will be subject to taxable income for the personal use of this car under current IRS regulations. Please work with Doug Lennox, Treasurer, to place the order through Wheels, Inc., which supplies our company cars.

     - Subject to approval of our Board of Directors, we expect to award you an appropriate number of stock options under the IDEX Corporation Stock Option Plan. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company. Stock options are normally awarded to MICP participants at the Annual Shareholders' Meeting in March.

         The initial price at which the options are granted will be the fair market value on the day prior to the meeting at which the shares are approved (or the day before the date if issue, if they are issued at a later date). If and when the options are granted, we will notify you, provide you with a Stock Option Agreement, and ask that you sign the agreement and complete a beneficiary designation form.

         A special stock option grant of 15,000 shares will be awarded to you immediately following your starting employment with IDEX

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LETTER TO MS. KIM BORS
November 13, 2002
Page Three

         The initial price at which the options are granted will be the fair market value on the day immediately prior to the effective date of the grant.

     - Effective January 1, 2004, you will be eligible to participate in the IDEX Deferred Compensation Plan for Officers, which provides an alternative to defer income and subsequent earnings on that income until after retirement.

     - You will be eligible for three (3) weeks of vacation during the vacation year from June 1 through May 31, and in each succeeding vacation year. We will work with you to schedule vacation you may require between now and May 31, 2003.

     - As discussed with you, we expect that IDEX will continue to grow and prosper as an independent publicly-owned company. However, in the event of a "Change in Control," as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within 24 months of the Change of Control, the Company would be obligated to pay your salary at the rate then in effect and your then current target MICP bonus for a minimum of 36 months following the date of termination. This payment would not be applicable in the event of your resignation.

     - We are agreeable to delaying the start date for your employment until January 2, 2003 to enable you to complete your long-term project and to enhance the possibility of your access to earned annual and longer-term incentive payments. In order to reflect equity that may be jeopardized in making the transition between companies, a signing bonus of $25,000, less appropriate deductions for taxes, will be payable on February 1, 2003.

         This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse-screening test. The test may be scheduled at a qualified laboratory. The results should be communicated to me.

         At IDEX we have a strong standard of conduct and ethics policy, a copy of which is enclosed. Immediately upon accepting employment, we

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LETTER TO MS. KIM BORS
November 13, 2002
Page Four

ask that you sign a statement indicating that you have read the policy and will abide by it.

         The company does require that all salaried employees agree to and sign a Confidentiality and Invention Agreement. A copy is enclosed.

         Two copies of this offer letter are enclosed. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me by Wednesday, November 20, 2002.

         Kim, we have discussed some of the critical challenges that our team faces. We are confident that your leadership skills and experience can make a significant contribution to the success of the IDEX Corporation, and that this position can be a positive professional step for you.

                                          Sincerely,
                                          /s/ Jerry N. Derck
                                          Jerry N. Derck

      _________________________________      __________________
        Acceptance of Employment Offer              Date
                 Kim Bors

c: D. K. Williams

Enclosures:

-        MICP Plan Document

-        ChoiceComp benefit folder

-        Ethics policy

-        Ethics acknowledgement form

-        Confidentiality Agreement - Exhibit A